EXHIBIT 10.7

                      PRODUCT PURCHASE AND SALES AGREEMENT

Party A (hereinafter referred to as the "Biological"): Tianjin Tianshi Biological Development Co., Ltd.

Party B (hereinafter referred to as the "Engineering"): Tianjin Tianshi Biological Engineering Co., Ltd.

Biological and Engineering sign this agreement on a basis of equality and mutual benefit.

1. Biological agrees that Engineering sells Biological's products, and promises to supply required products to Engineering timely.

2. Engineering provides its coming year's order plan to Biological by each December 25. Engineering is in charge of selling all of Biological's products domestically. Biological sells its products to Engineering at a price which is 25% of its domestic market's retail price.

3. Biological promises that all the products sold shall be in accordance with the quality requirement of Engineering, and is responsible for any losses of Engineering resulted from quality problems.

4. Engineering shall make payment for goods to Biological monthly. Any delay of payment for goods is prohibited.

5. Both parties shall observe this agreement, and cooperate with each other if any dispute arises.

Party A:                                  Party B:
Tianjin Tianshi Biological Development    Tianjin Tianshi Biological Engineering
Co., Ltd.                                 Co., Ltd.

[COMPANY SEAL AFFIXED]                    [COMPANY SEAL AFFIXED]

June 25, 2003                             June 25, 2003